Exhibit 99.1

DATE:	April 24, 2008

CONTACT:	Alan W. Dakey President and CEO Mid Penn Bancorp, Inc. 349 Union Street Millersburg, PA 17061 (717) 692-2133

MID PENN BANCORP, INC. HOLDS ANNUAL MEETINGS

(Millersburg, PA) — The Annual Shareholder and Organization Meetings of Mid Penn Bancorp, Inc. (AMEX: MBP) were held on April 22 and April 23, respectively, at Mid Penn Bank, 349 Union Street, Millersburg, Pennsylvania.

Matthew G. DeSoto, Robert C. Grubic and Gregory M. Kerwin were re-elected to serve a three-year term on the Board of Directors of Mid Penn Bancorp, Inc. Other Directors currently serving are Jere M. Coxon, Alan W. Dakey, A. James Durica, Theodore W. Mowery, Donald E. Sauve, and William A. Specht, III. Retiring from the Board were Edwin D. Schlegel and Guy J. Snyder, Jr. A proposal submitted by a shareholder requesting the elimination of a classified Board of Directors to require that all Directors stand for election annually was not approved by the shareholders.

Chairman Dakey gave a brief overview of the organization’s history, making particular mention of the 140th year anniversary that the Bank will celebrate in 2008. Headquartered in Millersburg since 1868, Mid Penn Bank has $536 million in assets and operates 15 community offices in four counties—Cumberland, Dauphin, Northumberland, Schuylkill—and offers comprehensive Internet banking services. Dakey reviewed performance measures and emphasized a number of strategic choices the Bank made in 2007 that resulted in a strong financial position for the start of 2008. Mid Penn Bank did not engage in sub-prime lending, suffer any losses attributable to investments in collateralized mortgage obligations, or finance speculative real estate development. Growth activities for 2007 included the opening of community offices in Camp Hill on Market Street and in Elizabethville on Route 209. A retooled web site offers new features and online functions for customers. Infrastructure investments include a new mainframe IT system and enhanced software. Dakey concluded his remarks by acknowledging the challenges ahead in 2008 related to the economy and emphasizing Mid Penn’s solid position and opportunities presented by other bank mergers which have caused disruption in the market.

At the Organization Meeting, the Board of Directors waived the retirement age policy for Edwin D. Schlegel and appointed him to the Board of Directors as a Class B

Director. Mr. Schlegel has served on the Mid Penn Bancorp, Inc. Board of Directors since its formation in 1991 and on the Mid Penn Bank Board of Directors since 1981. The Bank has experienced strong growth and solid financial performance. In order to promote and demonstrate strong corporate governance, the Board of Directors elected Mr. Schlegel to serve as Chairman of the Board of Mid Penn Bancorp, Inc. Mr. Schlegel will succeed Alan W. Dakey, who previously served as Chairman. Mr. Dakey will continue to serve as President and CEO of Mid Penn Bancorp, Inc. as well as Chairman, President and CEO of Mid Penn Bank, a wholly-owned subsidiary of Mid Penn Bancorp, Inc. Schlegel served as Superintendent of the Millersburg Area School District prior to his retirement in 1998.

Robert C. Grubic was elected to serve as Vice-Chairman of the Board of Directors of Mid Penn Bancorp, Inc. Mr. Grubic joined the Board in 2006. Mr. Grubic is President of Herbert, Rowland & Grubic, Inc., a regional engineering firm located in Harrisburg, Pennsylvania.

In addition to Mr. Schlegel and Mr. Grubic, the following officers were elected: Alan W. Dakey, President and Chief Executive Officer; Kevin W. Laudenslager, Vice President and Treasurer; and Cindy L. Wetzel, Secretary. Appointments were also made to the following committees: Audit, Executive, Nominating and Corporate Governance, and Compensation Committees.